Exhibit 99.1

NEWS RELEASE – HOLD for release, 23 February 2024

Tellurian reports 2023 financial results and Driftwood LNG progress

HOUSTON, Texas – (BUSINESS WIRE) February 23, 2024 -- Tellurian Inc. (Tellurian or the Company) (NYSE American: TELL) reported its full year 2023 financial results today. During 2023, Tellurian took significant steps to advance the Driftwood LNG project, having driven over 14,000 piles at site and making progress on concrete foundations for critical equipment thus de-risking site construction. Tellurian also secured the Federal Energy Regulatory Commission (FERC) Certificate for the Company’s pipelines (Lines 200 and 300) and continued to advance the fabrication of Baker Hughes zero-emissions ICL compressors for the pipeline.

Subsequent to year end, Tellurian amended its senior secured notes and senior convertible notes to provide financial flexibility. While Tellurian provided additional collateral relating to the Driftwood Project until the repayment of the senior secured notes, this should not interfere with the commercialization or financing of the Driftwood Project and Tellurian expects that its improved near-term liquidity will enable a higher degree of engagement with potential counterparties and financing sources.

Chief Executive Officer Octávio Simões said, “Tellurian ended 2023 with an exemplary safety record. Driftwood’s recent FERC order extension to construct all five plants, with a capacity of ~27.6 million tonnes per annum (mtpa), coupled with its non-free trade agreement export authorization, have differentiated the project and have intensified our commercial discussions. In addition, we have received very favorable feedback from interested parties on the potential sale of our upstream assets and believe our financial discipline will provide a sustainable path forward. As disclosed in our financial statements, we have made significant progress in executing our plans to alleviate substantial doubt.”

Upstream segment results

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022
Net production	16.4 Bcf	20.7 Bcf
Revenue	$40.0 million	$102.5 million
Operating (loss) profit	$(11.3) million	$47.5 million
Adjusted EBITDA**	$21.7 million	$80.2 million

Operating activities
Tellurian produced 72.5 Bcf of natural gas for the year ended December 31, 2023. As of December 31, 2023, Tellurian's natural gas assets include 30,034 net acres and interests in 161 producing wells.

Consolidated financial results
Tellurian generated approximately $166.1 million in natural gas revenue, driven by decreased realized natural gas prices and increased production volumes for the year ended December 31, 2023, compared to $391.9 million in total revenues for 2022. Tellurian reported a net loss of approximately $166.2 million, or $0.29 per share (basic and diluted), for the year ended December 31, 2023, compared to a net loss of $49.8 million, or $0.09 per share (basic and diluted), for 2022.

As of December 31, 2023, Tellurian had approximately $1.3 billion in total assets, including approximately $75.8 million of cash and cash equivalents.

** Non-GAAP measure – see the end of this press release for a definition and a reconciliation to the most comparable GAAP measure.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

About Tellurian Inc.
Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of LNG marketing and infrastructure assets that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward- looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, construction, and other aspects of the Driftwood LNG project, and commercial and financing activities. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2023, filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 23, 2024, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that upstream segment Adjusted EBITDA may provide financial statement users with additional meaningful comparisons between current results and the results of the Company’s peers and of prior periods.

Upstream segment Adjusted EBITDA excludes certain charges or expenditures. Upstream segment Adjusted EBITDA is a supplemental measure of performance and should not be viewed as a substitute for any GAAP measure.

Management presents Upstream segment Adjusted EBITDA because (i) it is consistent with the manner in which the Company’s position and performance are measured relative to the position and performance of its peers and (ii) it is more comparable to earnings estimates provided by securities analysts.

Upstream segment Adjusted EBITDA (in thousands):
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Upstream segment operating (loss) profit	$(11,263)	$47,493	$(55,501)	$130,663
Add back:
Depreciation, depletion and amortization	$26,281	$21,525	$95,202	$43,966
Allocated corporate general and administrative	$6,645	$11,230	$38,150	$42,385
Upstream segment Adjusted EBITDA	$21,663	$80,248	$77,851	$217,014

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com